Exhibit 99.1




                 OMI Corporation Announces Private Placement of
                            Convertible Senior Notes


    STAMFORD, Conn.--(BUSINESS WIRE)--Nov. 29, 2004--OMI Corporation (NYSE:OMM) of Stamford Connecticut today announced that it intends, subject to market and other conditions, to privately place $200 million aggregate principal amount of convertible senior notes due 2024. The notes will be convertible, if certain conditions are met, into cash and/or shares of the Company's common stock. The Company also plans to grant to the initial purchaser of the notes an option to purchase up to an additional $40 million aggregate principal amount of notes. The interest rate, conversion rate and offering price are to be determined by negotiations between the Company and the initial purchaser of the notes.
    The Company intends to use up to 40% of the net proceeds to repurchase, in privately negotiated transactions concurrent with the private placement of the notes, shares of its common stock that it expects will be sold short by purchasers of the notes. It intends to use the remainder of the proceeds to repay indebtedness under a reducing revolving credit facility.
    This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes or the common stock issuable upon conversion of the notes in any state in which such offer, solicitation or sale would be unlawful. The notes will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 42 vessels, including 15 Suezmaxes and 25 product carriers, aggregating approximately 3.5 million deadweight tons ("dwt"). OMI expects to take delivery of a 2004-built 37,000 dwt product carrier and to deliver a 30,000 dwt single hull product carrier in December. The Company has on order at a shipyard ten 37,000 dwt and 47,000 dwt product carriers, five to be delivered to it in 2005 and the remainder in 2006.
    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements regarding our intended offering of the convertible senior notes described above and the purposes for which we intend to use the proceeds of such offering. Important factors that could cause actual outcomes to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, prevailing interest or currency exchange rates, governmental regulations and policies and international political and economic uncertainty, as well as other factors detailed in OMI's reports and filings with the Securities and Exchange Commission, including its periodic report on Form 10-K for the year ended December 31, 2003. The forward-looking statements speak only as of the date they are made and should not be relied upon. OMI undertakes no obligation to update or revise the forward-looking statements.



    CONTACT: OMI Corporation
             Fredric S. London, 203/602-6789